Exhibit 10.112

AMENDED AND RESTATED EXECUTIVE RETENTION AGREEMENT

This Amended and Restated Executive Retention Agreement (the “Agreement”) is made and entered into by and between YOOV, a Singapore corporation (the “Company”) and Phil Wong (the “Executive”) as of _______________, 2025 to be effective upon the “Merger” (defined below) (the “Effective Date”).

Recitals:

WHEREAS, the Executive is a key employee of the Company who possesses valuable proprietary knowledge of the Company, its business and operations and the markets in which the Company competes;

WHEREAS, the Executive and the Company have entered into that certain Executive Retention Agreement dated as of ______________ (the “Prior Agreement,

WHEREAS, the Company, Nexus MergerSub Limited, a business company incorporated in the British Virgin Islands and a wholly owned subsidiary of the Company (“Merger Sub”) and YOOV Group Holding Limited, a business company incorporated in the British Virgin Islands (“YOOV”), entered into an Agreement and Plan of Merger, dated March 7, 2025, pursuant to which Merger Sub will merge with and into YOOV, with YOOV surviving the merger and becoming a wholly owned direct subsidiary of Avalon (the “Merger”);

WHEREAS, the Company and the Executive desire to enter into this Agreement to encourage the Executive to continue to devote the Executive’s full attention, except to the extent that Executive serves as a member of the Board of Directors for other companies, and dedication to the success of the Company following the Merger, and to provide specified compensation and benefits to the Executive in the event of a Termination Upon Change of Control or certain other terminations pursuant to the terms of this Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.	PURPOSE AND TERM; Effectiveness; DUTIES

1.1 The purpose of this Agreement is to provide specified compensation and benefits to the Executive in the event of (i) a Termination Upon Change of Control or (ii) an Involuntary Termination. Subject to the terms of any applicable written employment agreement between Company and the Executive (as to which Executive acknowledges no other such agreement exists as of the date hereof), either the Executive or Company may terminate the Executive’s employment at any time for any reason, with or without notice. The term of this Agreement shall be the period from the date set forth above until Executive’s employment is terminated for any reason or this Agreement is terminated by mutual agreement of the parties.

1.2 The effectiveness of this Agreement is contingent on the closing of the Merger. If the closing of the Merger does not occur, this Agreement shall be void and of no further force or effect, and the Prior Agreement shall remain in effect in accordance with its terms. Upon closing of the Merger, this Agreement shall supersede the Prior Agreement and the Prior Agreement shall cease to be of any force or effect. For avoidance of doubt, in the event the closing of the Merger occurs and the Executive continues in employment with the Company as of the date of such closing, the Executive shall not be entitled to any termination payments or benefits under the Prior Agreement.

1.3 The Executive shall be employed as the Company’s Chief Executive Officer. The Executive’s job responsibilities will comprise managing and overseeing all Company operations and executing on the strategy set by the Company’s Board of Directors including but not limited to:

1.3.1. Strategic Leadership

1.3.2. Product & Technology Oversight

1.3.3. Go-to-Market & Customer Success

1.3.4. Operations & Scaling

1.3.5. Team Leadership & Culture

1.3.6. Financial Stewardship

1.3.7. External Relations & Thought Leadership

1.3.8. Corporate Governance & Risk Management

1.4 The Executive will be permitted to work from Asia. As part of the Executive’s duties, the Executive will be required to travel to the Company’s offices. The Executive is entitled to four (4) weeks of vacation which will accrue on a pro-rata basis during the year, in addition to all public holidays when the office is closed. The Executive will be eligible to participate in all employee benefit plans established by the Company for its employees from time to time. In accordance with Company policies from time to time, the Company will reimburse the Executive for all reasonable and proper travel and business expenses incurred by the Executive in the performance of his duties. Any air travel of over 5 hours in length will be reimbursed as First Class or Business Class.

2.	COMPENSATION AND TERMINATION GENERALLY

2.1 Compensation.

2.1.1 Annual Salary. The Executive’s base salary shall be $360,000 per annum, subject to periodic review and modification by the Board or the Compensation Committee of the Board (references herein to the Compensation Committee shall include reference to the Board if no such Committee exists at any time) at such time or times as it shall determine. The Company’s Compensation Committee shall also from time to time, in its discretion, determine the type and amount of other forms of compensation for the Executive’s service with the Company (including, without limitation, stock options or other forms of equity awards).

2.1.2 Sign-On Bonus. Following the closing of the Merger, the Company shall pay the Executive a lump sum payment in the amount of ($360,000.00). This will be paid upon determination by the Chief Financial Officer that there is sufficient cash available for this payment but in no event will it be more than 12 months from the date of the Merger.

2.1.3 Performance Bonuses. Executive will be eligible for annual bonuses, as determined by the Board or the Compensation Committee of the Board.

2.1.4 Options. Within thirty (30) days following the Effective Date, the Executive will be granted an option to purchase 1,000,000 shares of the Company’s common stock, vesting over three (3) years, one third on the first anniversary of the Effective Date and the balance in equal quarterly installments. The exercise price of such option shall be equal to the closing price of the Company’s common stock on the date of grant. The Executive may be eligible for additional equity incentive grants, subject to Executive’s continued employment and satisfactory job performance, which may be made from time to time, by the Board or the Compensation Committee of the Board, on the same terms as other executive employees of the Company. Terms and conditions of all the equity incentive grants, will be in accordance with the terms of the Company’s Equity Incentive Plan in effect at the time of each such grant.

2.2 Termination of Employment Generally. In the event the Executive’s employment with the Company terminates, for any reason whatsoever including death or disability the Executive shall be entitled to the benefits described in this Section 2.2.

2.2.1 Accrued Salary and Vacation. All salary and accrued vacation earned through the Termination Date shall be paid to Executive on such date.

2.2.2 Accrued Bonus Payment. The Executive shall receive a lump sum payment of any actual bonus amount to the extent that all the conditions for payment of such bonus have been satisfied and any such bonus was earned and is unpaid on the Termination Date.

2.2.3 Expense Reimbursement. Within ten (10) days following submission to the Company of proper expense reports by the Executive, the Company shall reimburse the Executive for all expenses incurred by the Executive, consistent with the Company’s expense reimbursement policy in effect prior to the incurring of each such expense, in connection with the business of the Company prior to the Termination Date.

2.2.4 Equity Compensation. The period during which the Executive may exercise any rights under any outstanding stock options and stock appreciation rights, and the extent to which any outstanding shares of restricted stock, restricted stock units and any other equity award shall vest, shall be determined under the terms of the Equity Incentive Plan under which they were granted and the applicable option or award agreements governing such grants, but in no event will they be less than 5 years post termination.

3.	TERMINATION UPON CHANGE OF CONTROL

3.1 Severance Payment. In the event of the Executive’s Termination Upon Change of Control, the Executive shall be entitled to receive an amount equal to the amount set forth in Section 4.1 which shall be paid according to the following schedule: (i) a lump sum payment equal to one-half of such amount shall be payable within ten (10) days following the Termination Date, and (ii) one-third of the balance of such amount shall be payable within ten (10) days of each of the three-month, six-month and nine-month anniversaries of the Termination Date (and in each case no interest shall accrue on such amount); provided, however, that if Section 409A of the Code would otherwise apply to such cash severance payment, it instead shall be paid at such time as permitted by Section 409A of the Code. In addition to the foregoing severance payment, in the event of the Executive’s Termination Upon Change of Control, the Executive shall be entitled to receive, within ten (10) days following the Termination Upon Change of Control, a lump sum payment equal to one hundred percent (100%) of (a) any actual bonus amount earned with respect to a previous year to the extent that all the conditions for payment of such bonus have been satisfied (excluding any requirement to be in employment with the Company as of a given date which is after the Termination Date) and any such bonus was earned but is unpaid on the Termination Date; and (b) the target bonus then in effect for the Executive for the year in which such termination occurs, such payment to be prorated to reflect the number of days the Executive remained in the employ of the Company; provided, however, that if Section 409A of the Code would otherwise apply to such cash payment, it instead shall be paid at such time as permitted by Section 409A of the Code.

3.2 Equity Compensation Acceleration. Upon the Executive’s Termination Upon Change of Control, the vesting and exercisability of all then outstanding stock options and shares of restricted stock (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) granted to the Executive under any Equity Incentive Plan shall be accelerated as to 100% of the shares subject to any such equity awards granted to the Executive. In addition, the applicable exercise period of the Executive’s stock options granted under the Equity Incentive Plan(s) shall be extended so as to expire on the last day of the term applicable to such stock option, as measured from the date of Termination Upon Change of Control.

3.3 COBRA. If the Executive timely elects coverage under the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue to provide to the Executive, at the Company’s expense, the Company’s health-related employee insurance coverage for the employee only as in effect immediately prior to the Executive’s Termination Upon Change of Control for a period of twelve (12) months following such Termination Upon Change of Control. The date of the “qualifying event” for the Executive and any dependents shall be the Termination Date.

3.4 Indemnification. In the event of the Executive’s Termination Upon Change of Control, (a) the Company shall continue to indemnify the Executive against all claims related to actions arising prior to the termination of the Executive’s employment to the fullest extent permitted by law, and (b) if the Executive was covered by the Company’s directors’ and officers’ insurance policy, or an equivalent thereto, (the “D&O Insurance Policy”) immediately prior to the Change of Control, the Company or its Successor shall continue to provide coverage under a D&O Insurance Policy for not less than twenty-four (24) months following the Executive’s Termination Upon Change of Control on substantially the same terms of the D&O Insurance Policy in effect immediately prior to the Change of Control.

4.	INVOLUNTARY TERMINATION

4.1 Severance Payment. In the event of the Executive’s Involuntary Termination, the Executive shall be entitled to receive an amount equal to twenty four (24) months of the Executive’s Base Salary, which shall be paid within ten (10) days following the Termination Date. In addition to the foregoing severance payment, in the event of the Executive’s Involuntary Termination, the Executive shall be entitled to receive, within ten (10) days following the Executive’s Involuntary Termination, a lump sum payment equal to one hundred percent (100%) of (a) any actual bonus amount earned with respect to a previous year to the extent that all the conditions for payment of such bonus have been satisfied (excluding any requirement to be in employment with the Company as of a given date which is after the Termination Date) and any such bonus was earned but is unpaid on the Termination Date; and (b) the target bonus then in effect for the Executive for the year in which such termination occurs, such payment to be prorated to reflect the number of days the Executive remained in the employ of the Company; provided, however, that if Section 409A of the Code would otherwise apply to such cash payment, it instead shall be paid at such time as permitted by Section 409A of the Code.

4.2 Equity Compensation Acceleration. Upon the Executive’s Involuntary Termination, the vesting and exercisability of all then outstanding stock options and shares of restricted stock (or any other equity award, including, without limitation, stock appreciation rights and restricted stock units) granted to the Executive under any Equity Incentive Plan shall be accelerated as to 100% of the shares subject to any such equity awards granted to the Executive. In addition, the applicable exercise period of the Executive’s stock options granted under the Equity Incentive Plan(s) shall be extended so as to expire on the last day of the term applicable to such stock option, as measured from the date of Involuntary Termination and Executive shall have 5 years to exercise any such rights.

4.3 COBRA. In the event of the Executive’s Involuntary Termination, if the Executive timely elects coverage under COBRA, the Company shall continue to provide to the Executive, at the Company’s expense, the Company’s health-related employee insurance coverage for the employee only as in effect immediately prior to the Executive’s Involuntary Termination for a period of twelve (12) months following such Involuntary Termination. The date of the “qualifying event” for the Executive and any dependents shall be the Termination Date.

4.4 Indemnification. In the event of the Executive’s Involuntary Termination, (a) the Company shall continue to indemnify the Executive against all claims related to actions arising prior to the Termination Date to the fullest extent permitted by law, and (b) if the Executive was covered by the D&O Insurance Policy immediately prior to the Termination Date, the Company shall continue to provide coverage under a D&O Insurance Policy for not less than twenty-four (24) months following the Executive’s Involuntary Termination on substantially the same terms of the D&O Insurance Policy in effect immediately prior to the Termination Date.

5.	FEDERAL EXCISE TAX UNDER SECTION 280G

5.1 Excise Tax. If (a) any amounts payable to the Executive under this Agreement or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) the Executive thereby would be subject to any United States federal excise tax due to that characterization, then if Executive would thereby be in a better after-tax position, the Company may elect, in the Company’s sole discretion, to reduce the amounts payable under this Agreement or otherwise, or to have any portion of applicable options or restricted stock not vest or become exercisable, in order to avoid any “excess parachute payment” under Section 280G(b)(1) of the Code.

5.2 Calculation by Independent Public Accountants. Unless the Company and the Executive otherwise agree in writing, any calculation of the amount of any excess parachute payments payable by the Executive shall be made in writing by the Company’s independent public accountants (the “Accountants”) whose conclusion shall be final and binding on the parties. For purposes of making such calculations, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required calculations. The Company shall bear all fees and expenses the Accountants may charge in connection with these services, but the engagement of the Accountants for this purpose shall be pursuant to an agreement between the Executive and the Accountants.

6.	DEFINITIONS

6.1 Capitalized Terms Defined. Capitalized terms used in this Agreement shall have the meanings set forth in this Section 4, unless the context clearly requires a different meaning.

6.2 “Base Salary” means the greater of (a) if applicable, the monthly salary of the Executive in effect immediately prior to the Change of Control, or (b) the monthly salary of the Executive in effect immediately prior to the Termination Date.

6.3 “Cause” means:

(a)	the Executive willfully failed to follow the lawful written directions of the Board; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice, specifying such willful failure in reasonable detail, of the Company’s intention to terminate the Executive for Cause; and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice;

(b)	the Executive engaged in gross misconduct, or gross incompetence which is materially detrimental to the Company; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice, specifying such gross misconduct or gross incompetence in reasonable detail, of the Company’s intention to terminate the Executive for Cause; and (ii) has failed to cure or correct such gross misconduct within thirty (30) days of receiving such notice;

(c)	the Executive willfully failed to comply in any material respect with the Employee Invention Assignment & Confidentiality Agreement, the Company’s share dealing code, the Employee’s non-competition agreement or any other reasonable policies of the Company where non-compliance would be materially detrimental to the Company; provided that no termination for such Cause shall occur unless the Executive: (i) has been provided with notice of the Company’s intention to terminate the Executive for such Cause, and (ii) has failed to cure or correct such willful failure within thirty (30) days of receiving such notice, provided that such notice and cure period requirements shall not apply in the event that such non-compliance is of a nature that it is unable to be remedied; or

(d)	is convicted of a felony or crime involving moral turpitude (excluding drunk driving unless combined with other aggravating circumstances or offenses) or commission of a fraud which the Company reasonably believes would reflect adversely on the Company.

6.4 “Change of Control” means:

(a)	any “person” (as such tennis used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule l 3d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty (50%) percent or more of (i) the outstanding shares of common stock of the Company, or (ii) the combined voting power of the Company’s outstanding securities;

(b)	the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(c)	the sale or disposition of all or substantially all of the Company’s assets, or consummation of any transaction, or series of related transactions, having similar effect (other than to a subsidiary of the Company).

Notwithstanding anything contained herein to the contrary, the Merger shall not constitute a Change of Control for purposes of this Agreement.

6.5 “Company” shall mean Avalon GloboCare Corp. and YOOV.

6.6 “Involuntary Termination” means:

(a)	any termination without Cause of the employment of the Executive by the Company; or

(b)	any resignation by Executive for Good Reason where such resignation occurs within one hundred twenty (120) days following the occurrence of such Good Reason.

Notwithstanding the foregoing, the term “Involuntary Termination” shall not include any termination of the employment of the Executive: (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of the Executive; (3) as a result of the death of the Executive; (4) that occurs within the period of time to qualify as a “Termination Upon Change of Control”; or (5) as a result of the voluntary termination of employment by the Executive for any reason other than Good Reason.

6.7 “Good Reason” means the occurrence of any of the following conditions, without the Executive’s written consent:

(a)	Any act, set of facts or omissions with respect to the Executive that would, as a matter of applicable law, constitute a constructive termination of the Executive.

(b)	The assignment to the Executive of a title, position, responsibilities or duties that is not a “Substantive Functional Equivalent” to the title, position, responsibilities or duties which the Executive had immediately prior to such assignment (including, as relevant, immediately prior to the public announcement of the Change of Control).

(c)	A reduction in the Executive’s Base Salary or, if applicable, target bonus opportunity (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned similar to the applicable performance requirements currently in effect), and in the event of a Change of Control, as compared to Executive’s Base Salary and target bonus opportunity in effect immediately prior to the public announcement of the Change of Control; provided, however, that this clause (c) shall not apply in the event of a reduction in the Executive’s Base Salary or, if applicable, target bonus opportunity as part of a Company-wide or executive team-wide cost-cutting measure or Company-wide or executive team-wide cutback as a result of overall Company performance.

(d)	The failure of the Company (i) to continue to provide the Executive an opportunity to participate in any benefit or compensation plans provided to employees who hold positions with the Company comparable to the Executive’s position, (ii) to provide the Executive all other fringe benefits (or the equivalent) in effect for the benefit of any employee group which includes any employee who hold a position with the Company comparable to the Executive’s position, where in the event of a Change of Control, such comparison shall be made relative to the time immediately prior to the public announcement of such Change of Control); or (iii) continue to provide director’s and officers’ insurance.

(e)	A material breach of this Agreement by the Company, including, in the event of a Change of Control, failure of the Company to obtain the consent of a Successor to perform all of the obligations of the Company under this Agreement.

(f)	The Company’s failure to provide full and transparent access to all material financial. operational and transactional activities of its executives, board of directors, subsidiaries or joint ventures as it relates to the Company, which such failure continues for a period of a minimum of 60 days following Executive’s written request to receive information or documentation pertaining to the aforementioned items (“Internal Control Event”).

The Executive must first give the Company an opportunity to cure any of the foregoing within thirty (30) days following delivery to the Company of a written explanation specifying the specific basis for Executive’s belief that Executive is entitled to terminate employment for Good Reason, and Executive terminates employment with the Company not later than (30) days following the Company’s failure to cure.

6.8 “Permanent Disability” means that:

(a)	the Executive has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Executive’s duties;

(b)	such total incapacity shall have continued for a period of six consecutive months; and

(c)	such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Executive’s life.

6.9 “Substantive Functional Equivalent” means that the Executive’s position must:

(a)	be in a substantive area of the Executive’s competence (e.g., finance or executive management) and not materially different from the position occupied immediately prior;

(b)	allow the Executive to serve in a role and perform duties functionally equivalent to those performed immediately prior; and

(c)	not otherwise constitute a material, adverse change in authority, title, status, responsibilities or duties from those of the Executive immediately prior, causing the Executive to be of materially lesser rank or responsibility, including requiring the Executive to report to a person other than the Board.

6.10 “Successor” means any successor in interest to, or assignee of, substantially all of the business and assets of the Company.

6.11 “Termination Date” means the date of the termination of the Executive’s employment with the Company.

6.12 “Termination Upon Change of Control” means:

(a)	any termination of the employment of the Executive by the Company without Cause during the period commencing on or after the date that the Company first publicly announces a definitive agreement that results in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is twelve (12) months following the Change of Control; or

(b)	any resignation by Executive for Good Reason where (i) such Good Reason occurs during the period commencing on or after the date that the Company first publicly announces a definitive agreement that results in a Change of Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies, but provided that the Change of Control actually occurs) and ending on the date which is twelve (12) months following the Change of Control, and (ii) such resignation occurs at or after such Change of Control and in any event within six (6) months following the occurrence of such Good Reason.

Notwithstanding the foregoing, the term “Termination Upon Change of Control” shall not include any termination of the employment of the Executive: (1) by the Company for Cause; (2) by the Company as a result of the Permanent Disability of the Executive; (3) as a result of the death of the Executive; or (4) as a result of the voluntary termination of employment by the Executive for any reason other than Good Reason.

7.	EXCLUSIVE REMEDY

7.1 No Other Benefits Payable. The Executive shall be entitled to no other termination, severance or change of control compensation, benefits, or other payments from the Company as a result of any termination with respect to which the payments and benefits described in Section 2 have been provided to the Executive, except as expressly set forth in this Agreement.

7.2 No Limitation of Regular Benefit Plans. Except as may be provided elsewhere in this Agreement, this Agreement is not intended to and shall not affect, limit or terminate any plans, programs or arrangements of the Company that are regularly made available to a significant number of employees or officers of the Company, including, without limitation, the Company’s stock option plans.

7.3 Release of Claims. The payment of the benefits described in Sections 3 and 4 of this Agreement is conditioned upon the delivery by the Executive to the Company of a signed and effective general release of claims as provided by the Company; provided, however, that the Executive shall not be required to release any rights the Executive may have to be indemnified by the Company or as otherwise provided under this Agreement.

7.4 Non-accumulation of Benefits. The Executive may not cumulate cash severance payments, stock option vesting and exercisability and restricted stock vesting under this Agreement, any other written agreement with the Company and/or another plan or policy of the Company. If the Executive has any other binding written agreement with the Company which provides that, upon a Change of Control or Termination Upon a Change of Control or Involuntary Termination, the Executive shall receive termination, severance or similar benefits, then no benefits shall be received by Executive under this Agreement unless, prior to payment or receipt of benefits under this Agreement, the Executive waives Executive’s rights to all such other benefits, in which case this Agreement shall supersede any such written agreement with respect to such other benefits.

8.	NON-COMPETE; PROPRIETARY AND CONFIDENTIAL INFORMATION

During the term of this Agreement and following any termination of employment, Executive agrees to continue to abide by the terms and conditions of each of the non-competition agreement (during the term of such Agreement) and the Employee Invention Assignment & Confidentiality Agreement between the Executive and the Company.

9.	ARBITRATION

9.1 Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Agreement (other than claims relating to misuse or misappropriation of the intellectual property of the Company), the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (a) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Executive or any third party; and (b) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

9.2 Costs of Arbitration. All costs of arbitration, including reasonable attorney’s fees of the Executive, will be borne by the Company, except that if the Executive initiates arbitration and the arbitrator finds the Executive’s claims to be frivolous the Executive shall be responsible for her own costs and attorneys fees.

9.3 Site of Arbitration. The site of the arbitration proceeding shall be in New York City, New York.

10.	NOTICES

For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or five (5) business days after being mailed, return receipt requested, as follows: (a) if to the Company, attention: and, (b) if to the Executive, at the address indicated below or such other address specified by the Executive in writing to the Company. Either party may provide the other with notices of change of address, which shall be effective upon receipt.

11.	MISCELLANEOUS PROVISIONS

11.1 Heirs and Representatives of the Executive; Successors and Assigns of the Company. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company.

11.2 Amendment and Waiver. No provision of this Agreement shall be modified, amended, waived or discharged unless the modification, amendment, waiver or discharge is agreed to in writing, specifying such modification, amendment, waiver or discharge, and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

11.3 Withholding Taxes. All payments made under this Agreement shall be subject to deduction of all federal, state, local and other taxes required to be withheld by applicable law.

11.4 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

11.5 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey, without regard to where the Executive has his residence or principal office or where she performs his duties hereunder.

11.6 No Duty to Mitigate. The Executive is not required to seek alternative employment following termination, and payments called for under this Agreement will not be reduced by earnings from any other source.

11.7 Section 409A of the Code. To the extent (a) any payments or benefits to which Employee becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(l)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum (without interest). Any termination of Employee’s employment is intended to constitute a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section l.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Code Section 409A (and any state law of similar effect) provided under Treasury Regulation Section l.409A-l(b)(4) (as a “short-term deferral”).

11.8 Entire Agreement. This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein (whether oral or written and whether express or implied).

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, each of the parties has executed this Agreement, in the case of the Company, by its duly authorized officer, as of the day and year first above written.

Executive

Phil Wong

Avalon GloboCare Corp.

By:
Name:
Title